EXHIBIT 99.1

DATE: January 3, 2005

FOR RELEASE: Immediate

FOR FURTHER INFORMATION CONTACT:
Donald E. Golik
Sr. Vice President & CFO
Springfield, Missouri
(417) 575-9267

PAUL MUELLER COMPANY
FILES FORM 15 TO DEREGISTER ITS COMMON STOCK
WITH SECURITIES AND EXCHANGE COMMISSION

SPRINGFIELD, MISSOURI - JANUARY 3,2005 -Paul Mueller Company (NASDAQ:MUEL) today announced that it filed a Form 15 with the Securities and Exchange Commission to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. The Company expects the deregistration to become effective within 90 days after the filing with the SEC.

As a result of filing the Form 15, the Company's obligation to file certain reports and forms with the SEC, including Forms 10-K, 10-Q, and 8-K, will be suspended immediately. The common stock of the Company will no longer be listed on The Nasdaq Stock Market. The Company anticipates that its common stock will be traded on the pink sheets in the over-the-counter market following deregistration. It is the Company's current intent to make every effort to provide such information as may be necessary for market makers to quote the Company's stock on the pink sheets, but the Company can give no assurances that any broker will make a market in the Company's common stock.

According to Daniel C. Manna, the Company's President, "Our board of directors decided to take this action after carefully considering the relevant factors. The board has concluded that the disadvantages of continuing as a public company far outweigh the benefits to the Company and its shareholders."

Among the factors considered by the board of directors in reaching its decision were the following:

  the substantial increase in costs and expenses that the Company would have to incur in 2005 and thereafter associated with being a public company in light of the Sarbanes-Oxley Act of 2002, particularly complying with Section 404 of that act;
  the ongoing costs and expenses, both direct and indirect, associated with the preparation and filing of the Company's periodic reports with the SEC;
  the Company's ability, after deregistration, to use resources saved by deregistering in its business rather than to comply with regulatory requirements associated with being a public company;
  the fact that the Company's common stock is thinly traded;
  the lack of a perceived need to access the public market for additional capital; and
  the lack of significant analyst coverage for the Company's common stock.

The Board of Directors believes that deregistration is in the best interest of the Company and its shareholders. Deregistration will provide annual savings of both time and money and will allow the Company's management to focus its attention and resources on maximizing shareholder value by building the Company's core business.